EXHIBIT INDEX


Exhibit Description

99.1 Press release issued by Ventana Medical Systems, Inc. dated February 20, 2004.
                                                                    Exhibit 99.1

Ventana Reports Fourth-Quarter and Full Year 2003 Results

    TUCSON, Ariz.--(BUSINESS WIRE)--Feb. 20, 2004--Ventana Medical Systems, Inc. (Nasdaq:VMSI), today reported record sales of $37.7 million for the quarter ending December 31, 2003, a 24% increase over fourth-quarter 2002. Proforma net income for the fourth quarter was $4.4 million, or $0.25 per fully diluted share, excluding the previously announced $6.4 million charge associated with the decision to re-locate the Company's Pharma Services business to Tucson, close its Chicago reference lab business and exit certain other product lines. Including these charges, the Company reported a $2.0 million net loss for the fourth quarter or $0.12 per share, versus net income of $3.6 million or $0.22 per share in the same period last year.

    FOURTH-QUARTER 2003

    "Reagents and other revenues grew 30% versus last year's fourth quarter and 14% sequentially," commented Christopher Gleeson, Ventana's President and Chief Executive Officer. Gleeson went on to say, "Strong demand for our new BenchMark(R) XT systems in both North America and Europe following our full commercial launch across both geographies during the third quarter translated to instrument revenue growth for the fourth quarter of 7% over last year and 33% over last quarter."
    Gross margin was 75% in the quarter versus 72% in the fourth quarter of 2002 reflecting the on-going revenue mix shift to consumables; volume based manufacturing efficiencies and pricing. R&D investment was $5.4 million, up 12% versus fourth quarter 2002. This increase was driven primarily by the Company's aggressive new platform development programs for the histology market and also its reagent chemistry application initiatives for the histology, cytology and molecular discovery/research businesses.
    The Company generated $5.9 million in cash flow from operations for the quarter. Day's sales outstanding and days sales in inventory were 60 and 112 respectively versus 62 and 169 for the same period in 2002.

    YEAR-TO-DATE 2003

    Net sales for the 12 months ended December 31, 2003 increased 26% to $132.4 million from $105.4 million for the same period in 2002. Reagents and other revenues grew by 29% year-over-year and instrument revenues grew by 16%. Gross margins improved 306 basis points and R&D spending increased by 20%. Pro-forma year-to-date net income was $12.4 million or $0.72 per share, excluding the $6.4 million fourth quarter charge, compared to $5.2 million or $0.32 per share in 2002, which excludes the $1.2 million impairment charges arising from the September 2002 HPV business acquisition. Excluding the aforementioned charges, 2003 year-to-date net income was $6.0 million or $0.35 per share compared with $4.1 million or $0.25 per share reported last year.
    Reflecting on the year, Gleeson commented, "2003 was a strong year for the Company as we continued to demonstrate improved execution and progress toward achieving our desired profitability model. We strengthened our global infrastructure and built on our leadership position in the worldwide histology market while making excellent progress in new product development. Our Benchmark XT was launched mid year and we had the first public showing of our Symphony system to customers in the United States and Europe. The Symphony, which is due for release in the latter part of 2004 marks our entry into the primary staining market, the largest segment of the histology market."
    Gleeson continued saying that "the Company also made significant progress against its objectives in life sciences during 2003 as we invested heavily in the development of core competencies in critical reagents, antibody development and molecular diagnostics."

    CALENDAR YEAR 2004 AND 2005 OUTLOOK

    The Company advised that it expects 2004 revenues and diluted earnings per share to be within the currently published estimates of $154.6 million to $157.1 million and $1.05 to $1.10 respectively.
    The Company also confirmed that it expects 2005 revenues to grow at better than 20% over 2004, with operating margins to reach approximately 20%.

    CONFERENCE CALL

    Ventana will hold a conference call to discuss fourth-quarter 2003 results and the outlook for the full year at 10:00 a.m. EST on Friday, February 20, 2004. The call can be accessed live and will be available for replay over the Internet via www.viavid.net.
    Ventana develops, manufactures and markets instrument/reagent systems that automate tissue preparation and slide staining in clinical histology and drug discovery laboratories worldwide. Ventana's clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana's drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

    The news release contains certain forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements include, but are not limited to statements regarding our ability to grow sales, future income, and general financial performance expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ, perhaps materially, from those anticipated or suggested by such forward-looking statements. These risks and uncertainties include without limitations risks associated with market acceptance of new automated histology products, continued success in asset management, continued improvements in our manufacturing efficiencies, on-schedule launches of our new products, currency exchange rate variability, competition and competitive pressures on pricing and general economic conditions in the United States and in the regions served by Ventana, and those risk factors contained in our periodic reports including Form 10-K for the year ended December 31, 2002, and all other Securities and Exchange Commission (SEC) filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date of this release to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. We cannot guarantee any future operating results, activity, performance or achievement.

    Visit the Ventana Medical Systems, Inc. website at www.ventanamed.com

    The Molecular Discovery Systems Division has its own website at www.ventanadiscovery.com

    Financial Tables Follow

                    Ventana Medical Systems, Inc.
                Condensed Consolidated Balance Sheets
                   (in thousands except share data)

                                             December 31, December 31,
                                                 2003         2002
                                             ------------ ------------
ASSETS

Current assets:
   Cash and cash equivalents                 $    19,711  $    18,708
   Short-term investments                         19,974            -
   Trade accounts receivable, net                 27,398       22,623
   Inventories                                    10,483       13,901
   Prepaid expenses                                  594          878
   Deferred tax assets                             3,200        2,386
   Other current assets                              967        1,210
                                              -----------  -----------
Total current assets                              82,327       59,706
Property and equipment, net                       42,516       43,777
Goodwill                                           2,804        2,804
Intangible assets, net                             3,982        8,819
Other assets                                       3,983        3,615
Deferred tax assets, net of current portion        5,602        6,416
                                              -----------  -----------
Total assets                                 $   141,214  $   125,137
                                              ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable                          $    10,081  $     8,446
   Other current liabilities                      16,304       12,230
                                              -----------  -----------
Total current liabilities                         26,385       20,676
Long term debt                                     2,453        2,357
Commitments and Contingencies
Stockholders' equity:
   Common stock - $.001 par value; 50,000
    shares authorized; 16,709 and 16,346
    shares issued and outstanding at
    December 31, 2003 and December 31, 2002,
    respectively                                      17           16
   Additional paid-in capital                    154,395      144,641
   Accumulated deficit                           (35,149)     (41,121)
   Accumulated other comprehensive loss             (171)        (832)
   Treasury stock - 250 shares and 40 shares
    at cost at December 31, 2003 and at
    December 31, 2002, respectively               (6,716)        (600)
                                              -----------  -----------
Total stockholders' equity                       112,376      102,104
                                              -----------  -----------
Total liabilities and stockholders' equity   $   141,214  $   125,137
                                              ===========  ===========

                    Ventana Medical Systems, Inc.
           Condensed Consolidated Statements of Operations
                 (in thousands except per share data)

                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------
Sales:
  Reagents and other           $ 29,007  $ 22,319  $103,345  $ 80,365
  Instruments                     8,702     8,098    29,035    25,072
                                --------  --------  --------  --------
    Total net sales              37,709    30,417   132,380   105,437
Cost of goods sold                9,465     8,560    35,180    31,244
                                --------  --------  --------  --------
Gross profit                     28,244    21,857    97,200    74,193
Operating expenses:
  Research and development        5,374     4,813    19,598    16,359
  Selling, general and
   administrative                18,934    14,130    64,449    51,828
  Amortization of intangible
   assets                           293       456     1,678     1,646
  Impairment charges and other
   expenses                       5,700         -     5,700     1,151
                                --------  --------  --------  --------
(Loss) income from operations    (2,057)    2,458     5,775     3,209
Interest and other (expense)
 income                             119     1,218       469     1,392
                                --------  --------  --------  --------
(Loss) income before taxes       (1,938)    3,676     6,244     4,601
Provision for income taxes          (96)      (33)     (272)     (528)
                                --------  --------  --------  --------
Net (loss) income              $ (2,034) $  3,643  $  5,972  $  4,073
                                ========  ========  ========  ========
Per share data:
  Net (loss) income
      --Basic                  $  (0.12) $   0.22  $   0.36  $   0.25
                                ========  ========  ========  ========
      --Diluted                $  (0.12) $   0.22  $   0.35  $   0.25
                                ========  ========  ========  ========
Shares used in computing per
 share data:
      --Basic                    16,649    16,339    16,464    16,275
                                ========  ========  ========  ========
      --Diluted                  16,649    16,601    17,300    16,581
                                ========  ========  ========  ========

                    Ventana Medical Systems, Inc.
           Condensed Consolidated Statements of Cash Flows
                            (in thousands)
                             (Unaudited)

                                                  Twelve Months Ended
                                                     December 31,
                                                 ---------------------
                                                    2003       2002
                                                 ---------- ----------
Operating activities:
Net income                                       $   5,972  $   4,073
Adjustments to reconcile net income to cash
 provided by (used in) operating activities:
   Depreciation and amortization                     8,669      8,077
   Impairment charges and other expenses             5,797      1,489
   Changes in operating assets and liabilities       3,163     (1,957)
                                                  ---------  ---------
Net cash provided by operating activities           23,601     11,682

Investing activities:
Purchase of property and equipment                  (6,443)    (7,121)
Purchase of intangible assets, net                    (557)    (1,337)
Purchase of marketable securities, net             (19,974)         -
                                                  ---------  ---------
Net cash used in investing activities              (26,974)    (8,458)

Financing activities:
Issuance of common stock                             9,755      4,054
Repayments of debt                                      96       (674)
Repurchase of common stock                          (6,116)         -
                                                  ---------  ---------
Net cash provided by financing activities            3,735      3,380
Effect of exchange rate change on cash                 641       (176)
                                                  ---------  ---------
Net increase in cash and cash equivalents            1,003      6,428
Cash and cash equivalents, beginning of period      18,708     12,280
                                                  ---------  ---------
Cash and cash equivalents, end of period         $  19,711  $  18,708
                                                  =========  =========

    CONTACT: Ventana Medical Systems, Inc., Tucson
             Christopher M. Gleeson, 520-229-3787
             Nick Malden, 520-229-3857